News Release

Evans Bancorp, Inc. One Grimsby Drive Hamburg, NY 14075

FOR IMMEDIATE  RELEASE

Evans Bancorp Net Income Increases 5% to

$3.3 Million in the 2018 First Quarter

HAMBURG, NY, April 25, 2018 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE  American: EVBN), a community financial services company serving Western New York since 1920, today reported  its results of operations for the first quarter ended March 31, 2018.

FIRST QUARTER 2018  HIGHLIGHTS (compared  with prior-year period unless otherwise noted)

•	Net income of $3.3 million, up 5%; Earnings per diluted share grew 3% to $0.68

•	Net interest income increased 19% to $11.5 million

•	Non-interest income of $3.8 million increased 7%

•	Significant loan growth: loan portfolio of $1.1 billion up $45 million in the quarter, or 17% on an annualized basis

•	Annualized growth of 7% on average core demand deposits

•	Efficiency ratio improvement to 66.6%

Net income was $3.3 million,  or $0.68 per  diluted share, in the first quarter of 2018, compared with $1.0 million,  or $0.20 per  diluted share, in the fourth quarter  of 2017 and $3.1 million,  or $0.66 per  diluted share, in  last year’s  first quarter. The fourth quarter of 2017  included a one-time $2.1 million deferred  income tax expense related to  the enactment of the Tax Cuts and Jobs  Act. The increase over both comparative periods primarily reflects  higher net interest income due to  loan growth and a  lower tax expense related to federal income tax reform.  Return on average equity  was 11.15% for the first quarter  of 2018 compared with 3.32%  in the fourth quarter of  2017 and 11.59%  in the first quarter  of 2017.

“This quarter continues  to build on the  strong results of several years of strategic focus on acquiring top talent, delivering competitive products and services, and deepening relationships, along  with singular commitment to our community.   Results have  grown as Evans  makes  itself an attractive competitive option for financial services,” said  David J. Nasca, President and  CEO of Evans Bancorp.   “Targeted  investment in  business and  municipal banking and  employee benefits are driving business expansion and  profitability.”

Net Interest Income

($ in  thousands)

 1Q 20184Q 20171Q 2017

Interest income	$13,366	$12,794	$10,918
Interest expense	1,914	1,634	1,274
Net interest income	11,452	11,160	9,644
Provision for loan losses	767	602	(435)
Net interest income after provision	$10,685	$10,558	$10,079

Evans Bancorp Net Income Increases  5% to $3.3 Million in the 2018 First Quarter April 25, 2018

Net interest income  increased $0.3 million, or 3%, from the fourth quarter of 2017 and $1.8 million, or 19%, from the prior-year first quarter. The  increase was driven by average interest-earning asset growth, particularly loans.  Commercial  lending was the primary driver of loan growth.  Average commercial loans, including commercial real estate and commercial and industrial loans, were $872 million in  the first quarter, 6% higher than $822 million in  the fourth quarter of 2017 and 17% higher than $747 million in  the 2017 first quarter.

First quarter net interest margin of  3.77% decreased 2 basis points from the 2017 fourth quarter, but was flat with  the first quarter of 2017. Loan yields benefited from variable  loan re-pricing  reflective of an  increase  in the prime  rate as the Federal Reserve  increased  its target rate by 100 basis points since March 2017. Loan yields were  4.70%  in the first quarter compared with 4.65%  in  the fourth quarter  of 2017 and 4.49%  in  last year’s first quarter.  The benefit of higher loan yields was offset  by increased funding costs, reflecting higher  core deposit and  wholesale borrowing  rates due to the  increase  in short-term interest levels. The cost of interest-bearing liabilities  was 0.81% compared with 0.73%  in the fourth quarter of 2017 and 0.66%  in the first quarter of 2017.

The $0.8 million provision for loan losses for the first quarter of 2018 reflects strong loan growth and an increase in criticized loans in the quarter. In contrast, both the fourth quarter and first quarter of 2017 experienced a decrease in criticized loans, resulting in lower loan provisions. Additionally, the first quarter  of 2017 had marginal  loan growth, contributing to the release of allowance for loan losses in that period.

Asset Quality ($ in thousands)
	1Q 2018	4Q 2017	1Q 2017
Total non-performing loans	$14,771	$13,715	$12,285
Total net loan charge-offs (recoveries)	93	765	(98)
Non-performing loans/ Total loans	1.33%	1.29%	1.30%
Net loan (recoveries) charge-offs/ Average loans	0.03%	0.30%	(0.04)%
Allowance for loan losses/ Total loans	1.32%	1.32%	1.44%

“Due to the number  of large commercial loans we have in our portfolio,  downgrades  in a small number  or  even  one relationship can create variability  in our asset quality ratios. The stability of the ratio of the allowance for loan  losses to total  loans  indicates no significant changes to the  level of credit losses  inherent in the portfolio,”  stated  John  Connerton, Chief Financial Officer of Evans Bank. “We continue to  maintain our culture of conservative  underwriting standards  while remaining opportunistic  in growing our loan portfolio.”

Non-Interest Income

($ in  thousands)

 1Q 20184Q 20171Q 2017

Deposit service charges	$509	$481	$390
Insurance service and fee revenue	1,965	1,649	2,168
Bank-owned life insurance	171	464	130
Loss on tax credit investment	-	(1,740)	-
Refundable NY state historic tax credit	-	1,224	-
Other income	1,141	949	834
Total non-interest income	$3,786	$3,027	$3,522

The increase in deposit service charges reflects higher overdraft fees as the Company introduced a new product to clients that provides overdraft protection service.

Evans Bancorp Net Income Increases  5% to $3.3 Million in the 2018 First Quarter April 25, 2018

The decrease  in insurance revenue in the first quarter of 2018 when compared with the first quarter of 2017 was a result of a change in the accounting standard related to revenue recognition for contingent profit sharing.  The  impact from the accounting change was $0.4 million less in revenue  recognized in  this year’s first quarter compared with last year’s first quarter. The change  in  the accounting policy will  impact the timing of revenue recognition on a quarterly basis but will not impact the full  year’s results. Excluding this impact, the  increase in insurance revenue compared with the prior-year period largely resulted from a significant increase  in employee benefits revenue.

The  increase  in insurance  revenue from the fourth quarter of 2017 was seasonal  in nature as the final  quarter  of the year is a low point in policy renewals for institutional clients, including businesses and municipalities.

Included in  other income was a $147 thousand increase in the  Company’s investment in  the  equity securities of another financial institution. This recognition of the increase in the fair  value of the  investment reflects the Company’s 2018 adoption  of a new fair value accounting standard  issued by the Financial  Accounting Standards Board.  Changes  in  the fair value of this investment will be reflected in the  Company’s earnings  going forward.

There were no new historic tax credit investments  in  the first quarter of 2018 or 2017. Historic tax credit  investment activity resulted in a net loss of $0.5 million being recorded  in non-interest income in the fourth quarter of 2017.

Non-Interest  Expense

($ in  thousands)

 1Q 20184Q 20171Q 2017

Salaries and employee benefits	$6,684	$6,319	$5,716
Occupancy	758	844	775
Advertising and public relations	124	378	190
Professional services	653	594	602
Technology and communications	764	740	607
Amortization of intangibles	28	29	28
FDIC insurance	232	189	227
Other expenses	928	1,293	910
Total non-interest expenses	$10,171	$10,386	$9,055

First quarter non-interest expenses increased 12% from the prior-year period, but decreased  2% from the fourth quarter of 2017. The most significant component of the year-over-year increase was higher salaries and  benefits costs, which reflects strategic personnel hires to support the  Company’s continued growth, as well as an increase  in incentive compensation and benefits costs. The first quarter of 2018 also includes approximately

$250,000 in total cost related to the previously announced one-time $1,000 bonus paid to non-senior associates in  recognition of their superior efforts.

Advertising expenses decreased in the first quarter of 2018 due to seasonality with larger campaigns planned for the spring and summer. Technology and communications expenses increased from the prior-year period due  to a new online banking platform that was implemented in the second quarter of 2017.

Other expenses in the fourth quarter of 2017 included  the  impact of a $300,000 contribution to the Evans Bank  Foundation Fund (“the Foundation”). The Foundation is a not-for-profit  vehicle  to contribute to community organizations in reflection of the  Company’s values and exists to  impact the Western  New York region in a positive and meaningful way.

Evans Bancorp Net Income Increases  5% to $3.3 Million in the 2018 First Quarter April 25, 2018

The  Company’s efficiency ratio in the first quarter of 2018  improved to 66.6% from 70.4%  in the fourth quarter  of 2017 and 68.6%  in last year’s first quarter. The improvement  reflects the Company’s significant net interest income growth.

Income tax expense was $1.0 million, or an effective  tax rate of 22.8%, for the first quarter of 2018 compared with $2.2 million, or 69.0%, in  the fourth quarter of 2017 and $1.4 million, or 30.8%, in last year’s first quarter.  The effective  tax rate for the fourth quarter of 2017  reflects the benefit of the previously noted historic tax credit  investment transactions as well as a $2.1 million deferred tax expense related to federal tax reform.  Excluding the impact of the historic tax credits and federal tax reform, the effective  tax rate for the fourth quarter was 29.7%. The lower effective  rate in the first quarter of 2018 reflects the benefit of federal tax reform, which decreased the  Company’s marginal federal income  tax rate from 35% to 21%.

Balance Sheet Highlights

Total assets were $1.35 billion as of March 31, 2018, an  increase of 4% from $1.30 billion on

December 31, 2017 and 19% from $1.14 billion at March 31, 2017, reflecting the  Company’s strong loan growth. Loans were up $164 million, or 17%, to $1.11 billion since the end of last year’s first quarter with the growth predominantly  in  the commercial real estate and commercial and industrial loan portfolios. The $45 million increase in loans balances in the 2018 first quarter represented a 17% annualized growth rate.

Investment securities were $164 million at March 31, 2018, $15 million higher than the end of 2017 and

$48  million higher than  at the end of last year’s first quarter. The primary objectives of the Company’s  investment portfolio are  to provide liquidity, provide collateral to secure municipal deposits, and to maximize  income while preserving safety of principal.

Total deposits grew $83 million to $1.13 billion since December 31, 2017, and  were $156 million, or 16%, higher  than the balance at the end of last year’s first quarter. Total average demand deposits were $223 million for the 2018 first quarter, an  increase of $4 million, or 7% on an annualized rate, from the fourth quarter of 2017.  Average demand deposits were 14% higher than  last year’s first quarter, which was equally attributable  to  growth in municipal and commercial customers.

Municipal deposits drove  the total deposit growth in  the first three months of 2018 due to seasonal inflows from tax receipts, as well as the continued acquisition of new customers. Increases in municipal deposit products included $9 million in demand, $15 million in NOW and $38 million in savings. The Company also experienced solid  growth in  its commercial deposit portfolio, including $8 million in demand deposits and $12 million in savings deposits.

Consumer savings deposit growth has been challenging as preferences  move  toward term products with higher rates and local market competition has stiffened. Consumer savings deposits declined $20 million during the quarter, while consumer time deposits grew $18 million during the first quarter and  increased $56 million in  the past year.

Capital Management

The  Company consistently maintains regulatory capital ratios measurably above  the Federal “well capitalized”  standard, including a Tier 1  leverage ratio of 9.81% at March 31, 2018 compared with 10.06% at

December 31, 2017 and 10.76% at March 31, 2017.  Book value per share increased to $24.96 at March 31, 2018 compared  with $24.74 at December 31, 2017 and $23.64 at March 31, 2017.

The  Company declared a cash dividend of $0.46 per share on February 20, 2018. The semi-annual dividend represents a $0.06, or 15%, increase from its previous semi-annual dividend paid in October 2017. The dividend was paid on April 3, 2018.

Evans Bancorp Net Income Increases  5% to $3.3 Million in the 2018 First Quarter April 25, 2018

Outlook

Mr. Nasca concluded,  “Evans is uniquely positioned to continue capitalizing on the tremendous market opportunities provided by the resurgence of Western New York and the successful execution of our community financial institution growth strategy. Exhibiting our ongoing commitment to and  presence  in  the community, we plan to expand with the signing of a lease and request for regulatory approval to open our 15th location - a business and relationship center in the central business district of downtown Buffalo. We expect our efforts to deliver another year of strong results  in 2018.”

Webcast and Conference Call

The  Company will host a conference call and  webcast on Wednesday, April 25, 2018 at 4:45 p.m. ET. Management will review the financial and operating results for the first quarter of 2018, as well as the Company’s strategy and outlook. A question and answer session will  follow the formal presentation.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will  be available  from 7:45 p.m. ET on the day of the  teleconference until Wednesday,  May 2, 2018. To listen  to  the archived call, dial (412) 317-6671 and enter conference ID number 13678408, or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and  the parent company of Evans Bank, N.A., a commercial bank with $1.4 billion in assets and $1.1 billion in deposits at March 31, 2018. Evans is a full- service community bank, with 14 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western  New York.  Evans Bancorp's wholly owned insurance subsidiary, The Evans Agency, LLC, provides life  insurance, employee benefits, and property and casualty insurance through nine insurance offices  in the Western New York region. Evans Investment Services provides non-deposit investment products, such as annuities and  mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and  other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement: This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:-OR-

John B. Connerton

Executive Vice President and Chief Financial  Officer Phone: (716) 926-2000

Email: jconner@evansbank.com

Deborah K. Pawlowski Kei Advisors LLC Phone: (716) 843-3908

Email: dpawlowski@keiadvisors.com

Evans Bancorp Net Income Increases  5% to $3.3 Million in the 2018 First Quarter April 25, 2018

EVANS BANCORP, INC. AND SUBSIDIARIES SELECTED FINANCIAL DATA (UNAUDITED)

(in thousands, except shares and  per share data)

ASSETS Investment Securities	3/31/2018 $164,471	12/31/2017 $149,732	9/30/2017 $153,367	6/30/2017 $143,177	3/31/2017 $116,884
Loans	1,109,961	1,065,315	998,005	976,493	945,583
Allowance for loan losses	(14,693)	(14,019)	(14,182)	(14,178)	(13,579)
Goodwill and intangible assets	8,525	8,553	8,581	8,609	8,638
All other assets	85,434	86,052	74,383	68,745	82,134
Total assets	$1,353,698	$1,295,633	$1,220,154	$1,182,846	$1,139,660
LIABILITIES AND STOCKHOLDERS' EQUITY Demand deposits	238,827	219,664	216,250	207,348	194,747
NOW deposits	124,997	109,378	96,741	99,131	103,907
Savings deposits	566,314	535,730	552,559	547,760	531,408
Time deposits	204,295	186,457	166,769	164,817	147,915
Total deposits	1,134,433	1,051,229	1,032,319	1,019,056	977,977
Borrowings	83,114	108,869	54,310	35,411	33,009
Other liabilities	16,278	17,193	16,033	12,816	16,047
Total stockholders' equity	119,873	118,342	117,492	115,563	112,627
SHARES AND CAPITAL RATIOS Common shares outstanding	4,803,334	4,782,505	4,776,360	4,773,005	4,763,696
Book value per share	$24.96	$24.74	$24.60	$24.21	$23.64
Tier 1 leverage ratio	9.81%	10.11%	10.38%	10.57%	10.76%
Tier 1 risk-based capital ratio	11.46%	11.72%	12.33%	12.39%	12.58%
Total risk-based capital ratio	12.72%	12.97%	13.59%	13.64%	13.83%
ASSET QUALITY DATA Total non-performing loans	$14,771	$13,715	$13,389	$13,901	$12,285
Total net loan charge-offs (recoveries)	93	765	157	(189)	(98)
Non-performing loans/Total loans	1.33%	1.29%	1.34%	1.42%	1.30%
Net loan charge-offs (recoveries)/Average loans	0.03%	0.30%	0.06%	(0.08) %	(0.04) %
Allowance for loans losses/Total loans	1.32%	1.32%	1.42%	1.45%	1.44%

Evans Bancorp Net Income Increases  5% to $3.3 Million in the 2018 First Quarter April 25, 2018

EVANS BANCORP, INC AND  SUBSIDIARIES SELECTED OPERATIONS  DATA (UNAUDITED)

(in thousands, except share and per share data)

Interest income	2018 First Quarter $13,366	2017 Fourth Quarter $12,794	2017 Third Quarter $12,574	2017 Second Quarter $11,462	2017 First Quarter $10,918
Interest expense	1,914	1,634	1,479	1,344	1,274
Net interest income	11,452	11,160	11,095	10,118	9,644
Provision (credit) for loan losses	767	602	161	410	(435)
Net interest income after provision	10,685	10,558	10,934	9,708	10,079
Deposit service charges	509	481	448	428	390
Insurance service and fee revenue	1,965	1,649	2,169	1,912	2,168
Bank-owned life insurance	171	464	128	142	130
Loss on tax credit investment	-	(1,740)	(1,338)	(919)	-
Refundable NY state historic tax credit	-	1,224	972	647	-
Other income	1,141	949	986	879	834
Total non-interest income	3,786	3,027	3,365	3,089	3,522
Salaries and employee benefits	6,684	6,319	6,343	6,030	5,716
Occupancy	758	844	805	775	775
Advertising and public relations	124	378	311	216	190
Professional services	653	594	514	550	602
Technology and communications	764	740	730	804	607
Amortization of intangibles	28	29	28	28	28
FDIC insurance	232	189	195	129	227
Other expenses	928	1,293	910	785	910
Total non-interest expenses	10,171	10,386	9,836	9,317	9,055
Income before income taxes	4,300	3,199	4,463	3,480	4,546
Income tax provision	981	2,207	740	862	1,400
Net income	3,319	992	3,723	2,618	3,146
PER SHARE DATA Net income per common share-diluted	$0.68	$0.20	$0.76	$0.54	$0.66
Cash dividends per common share	$0.46	$-	$0.40	$-	$0.40
Weighted average number of diluted shares	4,912,289	4,904,270	4,896,967	4,880,454	4,757,062
PERFORMANCE RATIOS Return on average total assets	1.01%	0.32%	1.24%	0.90%	1.14%
Return on average stockholders' equity	11.15%	3.32%	12.71%	9.13%	11.59%
Efficiency ratio	66.56%	70.44%	66.15%	68.91%	68.56%

Evans Bancorp Net Income Increases  5% to $3.3 Million in the 2018 First Quarter April 25, 2018

EVANS BANCORP, INC AND  SUBSIDIARIES

SELECTED AVERAGE BALANCES AND  YIELDS/RATES (UNAUDITED)

(in thousands)

2018	2017	2017	2017	2017
First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

AVERAGE BALANCES

Loans, net	$1,067,282	$1,009,497	$970,988	$941,446	$924,612
Investment securities	160,739	155,475	152,991	127,692	107,024
Interest-bearing deposits at banks	2,712	2,380	1,713	16,840	5,943
Total interest-earning assets	1,230,733	1,167,352	1,125,692	1,085,978	1,037,579
Non interest-earning assets	80,644	79,234	72,887	71,310	70,724
Total Assets	$1,311,377	$1,246,586	$1,198,579	$1,157,288	$1,108,303
NOW	114,268	92,089	91,962	97,422	94,088
Savings	552,546	549,466	545,900	540,995	510,632
Time deposits	194,223	181,291	163,087	152,112	144,888
Total interest-bearing deposits	861,037	822,846	800,949	790,529	749,608
Other borrowings	92,893	70,986	51,224	32,813	38,748
Total interest-bearing liabilities	953,930	893,832	852,173	823,342	788,356
Demand deposits	223,176	219,291	214,228	205,361	196,331
Other non-interest bearing liabilities	15,161	14,097	15,035	13,860	15,053
Stockholders' equity	119,110	119,366	117,143	114,725	108,563
Total Liabilities and Equity	$1,311,377	$1,246,586	$1,198,579	$1,157,288	$1,108,303

YIELD/RATE Loans, net	4.70%	4.65%	4.76%	4.54%	4.49%
Investment securities	2.51%	2.45%	2.35%	2.43%	2.50%
Interest-bearing deposits at banks	1.50%	0.67%	1.62%	1.02%	0.82%
Total interest-earning assets	4.40%	4.35%	4.43%	4.23%	4.27%
NOW	0.27%	0.22%	0.22%	0.22%	0.22%
Savings	0.55%	0.48%	0.48%	0.48%	0.48%
Time deposits	1.42%	1.34%	1.30%	1.28%	1.27%
Total interest-bearing deposits	0.71%	0.64%	0.62%	0.60%	0.60%
Other borrowings	1.82%	1.71%	1.76%	1.88%	1.65%
Total interest-bearing liabilities	0.81%	0.73%	0.69%	0.65%	0.66%
Interest rate spread	3.59%	3.62%	3.74%	3.58%	3.61%
Contribution of interest-free funds	0.18%	0.17%	0.17%	0.16%	0.16%
Net interest margin	3.77%	3.79%	3.91%	3.74%	3.77%